Exhibit 99.1

Balchem Corporation Acquires Zumbro River Brand, Inc.

New Hampton, New York, December 16, 2019. Balchem Corporation (NASDAQ: BCPC) today announced the acquisition of Zumbro River Brand, Inc. (“Zumbro”), headquartered in Albert Lea, MN. Zumbro specializes in developing, marketing, and manufacturing agglomerated and extruded products for the food and beverage industry and is a market leader in high protein and specialty extruded snacks, cereals, and crisps, marketed under the brands Z-Crisps®, Whey-Os™, Whey-Vs™, and Z-Texx Complete™.

Ted Harris, Chairman, CEO, and President of Balchem, said, “Zumbro’s products, brands, and manufacturing capabilities will further enhance our portfolio of solutions for our customers in the food and beverage industry. Mr. Harris added, “In particular, the unique high protein products and extrusion manufacturing capabilities that Zumbro has developed will expand our ability to provide custom solutions for the higher protein nutritional needs of the market today.  We are excited to bring these technologies, and the full line of Balchem solutions, to all of our customers.”

Pam Sander, majority owner and Chief Executive Officer of Zumbro, said, "Zumbro's rapid growth in plant-based proteins and better-for-you snacks was achieved thanks to our dedicated, innovative employees.  We're excited to be joining Balchem, an industry leader that shares our vision for the tremendous opportunities for these products, and can help to scale these eco- and health-friendly choices to the broader market."

Zumbro will be integrated within Balchem’s Human Nutrition and Health Segment.

About Balchem Corporation

Balchem Corporation develops, manufactures and markets specialty ingredients that improve and enhance the health and well-being of life on the planet, providing state-of-the-art solutions and the finest quality products for a range of industries worldwide. The company reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications. For more information please visit www.balchem.com

Forward-Looking Statement

This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2018. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:	Mary Ann Brush, Executive Assistant to CEO
Telephone: 845-326-5600
E-mail: mabrush@balchem.com